Exhibit 10.1

Akari Therapeutics Consulting Agreement

This Consulting Agreement (this “Agreement”) is made as of October 20, 2025 (the “Effective Date”), by and between Akari Therapeutics Plc, having a place of business at 401 Jackson Street, Suite 3300, Tampa, FL 33602 (the “Company” or “Akari”), KDF Ventures LLC having a place of business at 209 S. EL Portal Street, Encinitas, CA 92024 (the “Consultant”) and Kameel Farag.

WHEREAS, the Company desires to engage the Consultant to provide certain consulting services described on Exhibit A (the “Services”) to the Company pursuant to the terms and conditions of this Agreement;

WHEREAS, the Consultant has designated Kameel Farag, of the Consultant (the “Designee”), to perform the Services as non-employee Interim Chief Financial Officer;

WHEREAS, the Board of Directors of the Company (the “Board”) has appointed the Designee, to serve as the Chief Financial Officer of the Company, upon the terms and subject to the conditions hereinafter set forth; and

WHEREAS, the Designee has the necessary skills and qualifications to serve as the Chief Financial Officer and has agreed to serve as such, upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, the parties agree as follows:

1)	Services.

a)	Performance. The Company, through the action of its Board, hereby engages the Consultant, and the Consultant will serve the Company, as a consultant to provide the Services. During the term of this Agreement, the Designee will serve as the non-employee interim Chief Financial Officer (“CFO”) of the Company. The Company confirms that the Designee has been duly appointed as the CFO and will remain as an executive officer of the Company during the term of this Agreement. Consultant and Designee shall comply with all applicable laws, rules, and regulations when performing the Services under this Agreement.

b)	Payment. Subject to the terms and conditions of this Agreement, for the performance of the Services, the Company will pay Consultant fees calculated as set forth in Exhibit A, on the terms and in the manner set forth in Exhibit A. Upon termination, the Consultant shall be entitled to receive compensation and reimbursement for any work accrued, but not paid by the Company. Any expenses incurred by Consultant or Designee in performing the Services will be the sole responsibility of Consultant. Travel on company business, when approved in advance by the Consultant’s supervisor, will be reimbursed according to company policy, a copy of which shall be provided to Consultant.. Payment terms are net 30 days.

2)	Relationship of Parties.

a)	Independent Contractor. This Agreement shall not render the Consultant or the Designee an employee, partner, agent of, or joint venturer with the Company for any purpose. The Consultant is and will remain an independent Consultant in its relationship with the Company. Please note that this agreement is contingent upon the successful completion of a background check.

b)	Employment Taxes and Benefits. Consultant will report as self- employment income all compensation received by Consultant pursuant to this Agreement. Consultant will indemnify the Company and hold it harmless from and against all claims, damages, losses and expenses, including reasonable fees and expenses of attorneys and other professionals, relating to any obligation imposed by law on the Company to pay any withholding taxes, social security, unemployment or disability insurance, or similar items in connection with compensation received by Consultant pursuant to this Agreement. The Consultant or Designee shall have no claim against the Company hereunder or otherwise for vacation pay, sick leave, retirement benefits, social security, worker’s compensation, health or disability benefits, unemployment insurance benefits, or employee benefits of any kind. Liability. Akari is not responsible for the following: (i) claims for damages because of bodily injury, sickness, disease or death that arise out of any negligent act or omission of Consultant or Designee; and (ii) claims for damages because of injury to or destruction of tangible or intangible property, including loss of use resulting therefrom, that arise out of any negligent act or omission of Consultant or Designee. Akari is not responsible for maintaining workers’ compensation insurance for the Consultant or Designee and will not be liable for such related claims.

c)	Absence of Conflicts. Consultant and Designee represent that it is free to provide consulting services to the Company in accordance with the terms of this Agreement without violation of obligation to any third party. By providing consultation services to Company, Consultant and Designee will have no conflict of interest with any third party, including, without limitation, any employment relationships or fiduciary duties the Consultant may have.

d)	Debarment. Consultant and Designee represent that they have never been and, to the best of their knowledge after reasonable inquiry, have never been debarred, or convicted for a crime for which a person can be debarred, under 335a (a) or (b) of the Generic Drug Enforcement Act of 1992 (“335(a) or (b)”), or is ineligible to receive investigational drugs under 21 CFR, Section 312.70 (an “Ineligible Person”). Consultant and Designee represent that they have never been and, to the best of their knowledge after reasonable inquiry, have ever been threatened to be debarred, or indicted for a crime or otherwise engaged in conduct for which a person can be debarred under 335a (a) or (b). Consultant and Designee agree that they will promptly notify Company in the event of any such debarment, ineligibility, conviction, threat, or indictment of Consultant. The terms of the preceding sentence shall survive the termination or expiration of this Agreement for a period of three (3) years. Consultant and Designee acknowledges that Company shall have the right to terminate this Agreement immediately upon receipt of information regarding the debarment, ineligibility, conviction, threat, or indictment of Consultant or Designee.

3)	Property of Company.

a)	Definition of Innovations. Consultant and Designee agree to disclose in writing to the Company all inventions, products, designs, drawings, notes, documents, information, documentation, improvements, works of authorship, processes, techniques, know-how, algorithms, technical and business plans, specifications, hardware, circuits, computer languages, computer programs, databases, user interfaces, encoding techniques, and other materials or innovations of any kind that Consultant or Designee may make, conceive, develop or reduce to practice, alone or jointly with others, in connection with performing Services or that result from or that are related to such Services, whether or not they are eligible for patent, copyright, mask work, trade secret, trademark or other legal protection (“Innovations”).

b)	Ownership of Innovations. Consultant, Designee and the Company agree that, to the fullest extent legally possible, all Innovations will be works made for hire owned exclusively by the Company. Consultant and Designee agree that, regardless of whether the Innovations are legally works made for hire, all Innovations will be the sole and exclusive property of the Company. Consultant and Designee hereby irrevocably transfers and assigns to the Company, and agrees to irrevocably transfer and assign to the Company, all right, title and interest in and to the Innovations, including all worldwide patent rights (including patent applications and disclosures), copyright rights, mask work rights, trade secret rights, know-how, and any and all other intellectual property or proprietary rights therein (collectively, “Intellectual Property Rights”). At the Company’s request and expense, during and after the term of this Agreement, Consultant and Designee will assist and cooperate with the Company in all respects and will execute documents and, subject to the reasonable availability of Consultant and Designee, will give testimony and take such further acts reasonably requested by the Company to enable the Company to acquire, transfer, maintain, perfect and enforce its Intellectual Property Rights and other legal protections for the Innovations. Consultant and Designee hereby appoint the officers of the Company as Consultant’s or Designee’s attorney-in-fact to execute documents on behalf of Consultant or Designee for this limited purpose.

c)	Moral Rights. Consultant and Designee also hereby irrevocably transfer and assign to the Company, and agrees to irrevocably transfer and assign to the Company, and waives and agrees never to assert, any and all Moral Rights (as defined below) that Consultant and Designee may have in or with respect to any Innovation associated with work performed under this agreement, during and after the term of this Agreement. “Moral Rights” mean any rights to claim authorship of an Innovation, to object to or prevent the modification or destruction of any Innovation, to withdraw from circulation or control the publication or distribution of any Innovation, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is called or generally referred to as a “moral right.”

4)	Confidential Information. Consultant and Designee acknowledges that Consultant and Designee will acquire information and materials from the Company and knowledge about the business, financial condition, products, programming techniques, experimental work, customers and suppliers of the Company and that all such knowledge, information and materials acquired, the existence, terms and conditions of this Agreement, and the Innovations, are and will be the trade secrets and confidential and proprietary information of the Company (collectively, the “Confidential Information”). Confidential Information will not include, however, any information that is or becomes part of the public domain through no fault of Consultant or Designee or that the Company regularly gives to third parties without restriction on use or disclosure. Consultant and Designee agree to hold all such Confidential Information in strict confidence, not to disclose it to others or use it in any way, commercially or otherwise, except in performing the Services or disclosing to Consultant’s legal, tax, or financial advisors bound by confidentiality obligations, and not to allow any unauthorized person access to it, either before or after expiration or termination of this Agreement. Consultant and Designee further agree to take all action reasonably necessary and satisfactory to protect the confidentiality of the Confidential Information including, without limitation, implementing and enforcing operating procedures to minimize the possibility of unauthorized use or copying of the Confidential Information. Nothing in this Section 4 or otherwise in this Agreement shall limit or restrict in any way Consultant’s or Designee’s immunity from liability for disclosing the Company’s trade secrets as specifically permitted by 18 U.S. Code Section 1833, the pertinent provisions of which are attached hereto as Exhibit B.

5)	Insider Trading Policy and Executive Officer Clawback Policy. Consultant and Designee agree and acknowledge that Consultant and Designee are subject to and bound by the Company’s Insider Trading Policy and Executive Officer Clawback Policy, as currently in effect and including all amendments made to such policy from time to time (the “Insider Trading Policy”). Consultant and Designee understand that it is the policy of the Company to oppose the unauthorized disclosure of any nonpublic information acquired in the workplace and the misuse of material nonpublic information in securities trading. Consultant and Designee further acknowledge and understand that it is against the policy of the Company and against the law for any employee, director, officer, consultant or contractor, and other persons associated with any such person, to engage in any transaction involving a purchase or sale of the Company’s securities, including any offer to purchase or offer to sell, during any period commencing with the date that Consultant and Designee possesses material nonpublic information concerning the Company, and ending at the time such information becomes public or is no longer material as described in the Insider Trading Policy.

6)	Termination and Expiration.

a)	Breach. Either party may terminate this Agreement (including all Statements of Work) in the event of a material breach by the other party of this Agreement if such breach continues uncured for a period of three (3) days after written notice.

b)	At Will. Company may terminate this Agreement only for Good Cause (defined as fraud, gross misconduct, or willful breach) through February 15, 2026; thereafter, beginning January 1, 2026, the Company may terminate upon forty-five (45) days’ written notice.

c)	Expiration. Unless terminated earlier, this Agreement will expire on the end date set forth in Exhibit A.

d)	No Election of Remedies. The election by the Company to terminate this Agreement in accordance with its terms shall not be deemed an election of remedies, and all other remedies provided by this Agreement or available at law or in equity shall survive any termination.

e)	Survival. The provisions of Sections 2(b), 2(c), 3, 4, 5, 6, 7, 8, 9 and 10 will survive the expiration or termination of this Agreement

7)	Limitation of Liability. Neither party shall be liable to the other for any special, incidental, indirect, or consequential damages arising out of this Agreement, except for breaches of confidentiality or willful misconduct.

8)	Indemnification and D&O Insurance. Company shall indemnify and hold harmless Consultant and Designee to the fullest extent permitted by law for acts performed in good faith under this Agreement, with advancement of expenses. Company shall maintain Directors & Officers insurance coverage naming the Designee as an insured executive officer during the Term and maintain reasonable tail coverage following termination.

9)	Covenants.

a)	Pre-existing Obligations. Consultant and Designee represent and warrant that that they have no pre-existing obligations or commitments (and will not assume or otherwise undertake any obligations or commitments) that would hinder Consultant’s or Designee’s performance of its obligations under this Agreement.

b)	Solicitation of Employment. Because of the trade secret subject matter of the Company’s business, Consultant and Designee agree that they will not solicit the services of any of the employees, consultants, suppliers or customers of the Company during the term of this Agreement and for a period of six (6) months thereafter.

10)	General.

a)	Assignment. Consultant and Designee may not assign Consultant’s or Designee’s rights or delegate Consultant’s and Designee’s obligations under this Agreement either in whole or in part without the prior written consent of the Company. Any attempted assignment or delegation without such consent will be void.

b)	Equitable Remedies. Because the Services are personal and unique and because Consultant and Designee will have access to Confidential Information of the Company, the Company will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without having to post a bond or other consideration, in addition to all other remedies that the Company may have for a breach of this Agreement.

c)	Attorneys’ Fees. If any action is necessary to enforce the terms of this Agreement, the substantially prevailing party will be entitled to reasonable attorneys’ fees, costs and expenses in addition to any other relief to which such prevailing party may be entitled.

d)	Governing Law; Severability. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, excluding that body of law pertaining to conflict of laws. Any legal action or proceeding arising under this Agreement shall be brought exclusively in the state or federal courts located in Wilmington, Delaware, and the parties hereby consent to the personal jurisdiction and venue of such courts. If any provision of this Agreement is for any reason found to be unenforceable, the remainder of this Agreement will continue in full force and effect

e)	Notices. All notices required or permitted under this Agreement will be in writing and delivered by confirmed facsimile transmission, by courier or overnight delivery service, or by certified mail or by email with confirmation of receipt, and in each instance will be deemed given upon receipt. All notices will be sent to the addresses set forth below or to such other address as may be specified by either party to the other in accordance with this Section.

f)	Complete Understanding; Modification. This Agreement, together with Exhibit A, constitutes the complete and exclusive understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior understandings and agreements, whether written or oral, with respect to the subject matter hereof. In the event of a conflict, the terms and conditions of Exhibit A will take precedence over the terms and conditions of this Agreement. Any waiver, modification or amendment of any provision of this Agreement will be effective only if in writing and signed by the parties hereto.

g)	Waiver. The waiver of any breach of any provision of this Agreement shall not constitute a waiver of any subsequent breach of the same other provisions hereof.

h)	Counterparts. This Agreement may be executed in counterparts.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have signed this Agreement as of the Effective Date.

Akari Therapeutics, PLC:		KDF Ventures LLC:

By:	/s/ Abizer Gaslightwala	By:	/s/ Kameel Farag

Name:	Abizer Gaslightwala	Name:	Kameel Farag

Title:	President and CEO	Title:	CEO

Designee:

By:	/s/ Kameel Farag

Name:	Kameel Farag

Attachment: Exhibit A – Statement of Work Attachment: Exhibit B – Defend Trade Secrets Act

[SIGNATURE PAGE TO CONSULTING AGREEMENT OF CONSULTANT NAME]

EXHIBIT A

Statement of Work

This Statement of Work is issued under and subject to all terms and conditions of the Consulting Agreement dated as of October 20, 2025, by and between the Company, KDF Ventures LLC and Kameel Farag (the “Agreement”).

The Consultant will perform all duties typically required of a Chief Financial Officer, including, but not limited to accounting oversight for the preparation of quarterly and annual financial statements to be filed with the SEC, filings required on Forms 8-K, 10-Q and 10-K and such other filings as may be required from time to time and coordination with the Company’s independent public accountants with respect to quarterly reviews and annual audits.

The Consultant will provide oversight, assist the Company with best accounting practices as well as other services such as preparing or reviewing financial information for management and investors, as well as provide the necessary reports for the preparation of income tax returns.

Consultant will report directly to the CEO and Audit Committee Chairman of the Company and to any other party designated by the Audit Committee Chairman in connection with the performance of the duties under this Agreement and shall fulfill any other duties reasonably requested by the Company and agreed to by the Consultant.

Compensation Structure:

Compensation Terms	Cash	Equity
October-December 2025	$18,000 per month	RSUs with a value of $12,000 per month, valued at the closing price on the date of grant. Each monthly RSU shall be granted on the first business day of the applicable month (or, if this Agreement is executed after that date, on the date of execution) and shall vest in full on the last calendar day of that same month, subject to Designee’s continued service through the vesting date.

January-February 15, 2026	$27,000 per month	RSUs with a value of $13,000 per month, valued at the closing price on the date of grant. Each monthly RSU shall be granted on the first business day of the applicable month and shall vest in full on the last calendar day of that same month, subject to Designee’s continued service through the vesting date.

The months of October & February will be prorated based upon October & February compensation.

RSUs shall be granted to the Designee.

In connection with capital raised by the Company from investors in a private placement, registered direct offering or follow-on registered offering (but excluding any ATM or ELOC) (each a “Capital Raise”), Consultant shall be entitled to compensation payable as follows:

1)	For a Capital Raise that closes during the term of the Agreement and up to 30 days immediately following the end of the term of this Agreement, Consultant shall receive 1.0% of the total gross proceeds actually received by the Company. If the total gross proceeds raised are less than $5,000,000, Consultant’s compensation shall be capped at $25,000. In all cases, compensation under this subsection shall be capped at a maximum of $200,000.

2)	For a Capital Raise that closes during the period beginning the 31st day immediately following the end of the term of this Agreement and ending the 90th day immediately following the end of the term of this Agreement, Consultant shall receive 0.5% of the total gross proceeds actually received by the Company. If the total gross proceeds raised are less than $5,000,000, Consultant’s compensation shall be capped at $25,000. In all cases, compensation under this subsection shall be capped at a maximum of $100,000.

All compensation described above with respect to a Capital Raise shall be paid 50% in cash and 50% in RSUs. Such RSUs will have a value equivalent to the dollar amount of the compensation payable in RSUs valued at the closing price on the date of closing of the applicable Capital Raise and shall be fully vested upon grant.

3)	Start Date:	October 20, 2025

4)	Term End Date:	February 16, 2026*

5)	W-9	Consultant will provide completed W-9 along with this signed exhibit.

* The Company agrees to notify Consultant in writing on or before January 1, 2026, if the Company decides to extend the term of this Agreement another 30 days past February 16, 2026. Thereafter, the Company may, upon written notice to the Consultant, extend the term on a month-to-month basis at the discretion of the Company.

AGREED AS OF: October 19, 2025

Akari Therapeutics, PLC:		Kameel Farag:

By:	/s/ Abizer Gaslightwala	By:	/s/ Kameel Farag

Name:	Abizer Gaslightwala	Name:	Kameel Farag

Title:	President and CEO	Title:	CEO

EXHIBIT B

DEFEND TRADE SECRETS ACT, 18 U.S. CODE 1833 NOTICE:

18 U.S. Code Section 1833 provides as follows:

Immunity from liability for confidential disclosure of a trade secret to the government or in a court filing. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made, (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

Use of Trade Secret Information in Anti-Retaliation Lawsuit. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.